Bay Banks of Virginia, Inc. Announces Consolidation

RICHMOND, Va., Nov. 12, 2019 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), (the "Company"), holding company for Virginia Commonwealth Bank (the "Bank") and VCB Financial Group, Inc., announced plans to consolidate its two Chesterfield branches into a single branch.

"The decision to consolidate these branch locations followed a thorough review of our branch operations and is based on improving the efficiency of our branch network while continually striving to enhance shareholder value. We remain strongly committed to our Chesterfield County customers and will continue to provide them with the excellent service they have come to know and expect," stated Randal R. Greene, the Company's President and Chief Executive Officer.

The Bank has notified its Courthouse branch customers that their accounts will be transferred to its Robious branch located at 11450 Robious Road, near the intersection of W. Huguenot Road and Robious Road. Closing of the Courthouse branch will occur at 3:00 p.m. on February 6, 2020.

Mr. Greene also noted, "Our advancements in technology and mobile applications are changing the trends in customers' behavior and lobby transactions are declining year over year. Our priority is to offer more extensive digital and mobile capabilities to meet our customers' banking preferences. With this consolidation, we are not leaving our geographic footprint in Chesterfield County, we are just consolidating two branches within 4 miles of each other to more effectively serve our customers. This strategic step is happening throughout the Commonwealth of Virginia with 33 branch closures announced in 2019."

This branch consolidation is one component of the Bank's strategic framework to achieve the optimal combination of branches and mobile banking technologies, while continuing to offer its customers convenience and superb levels of service from experienced lenders and staff. After this consolidation, the Bank will continue to operate 17 banking offices.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 804-325-3775 or inquiries@baybanks.com.

About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group, Inc. Founded in the 1930s, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 18 banking offices located throughout the greater Richmond region, the Northern Neck region, Middlesex County, and the Hampton Roads region, the bank serves businesses, professionals, and consumers with a wide variety of financial services, including retail and commercial banking, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration, and investment and wealth management services.